                                                                    EXHIBIT 99.1

                        [VION PHARMACEUTICALS, INC LOGO]

                          COMPANY CONTACT:    VION PHARMACEUTICALS, INC.
                                              Alan Kessman, CEO
                                              Howard B. Johnson, President & CFO
                                              (203) 498-4210

                  VION ANNOUNCES CORPORATE OBJECTIVES FOR 2005
                     AND PROVIDES UPDATE ON PRODUCT PIPELINE

NEW HAVEN, CT, JANUARY 6, 2005 -- VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) today announced its corporate objectives for 2005 and provided an update on the progress of its product development pipeline.

CORPORATE OBJECTIVES

The Company announced the following corporate objectives for 2005:

     o    Advance CLORETAZINE(TM) (VNP40101M) into a Phase III pivotal trial, establishing multiple sites worldwide for rapid accrual.
     o    Complete accrual of the Phase II single agent trial of CLORETAZINE(TM)
          (VNP40101M).
     o    Continue to evaluate and seek registration pathways for Triapine(R) in a broad clinical development program.
     o    Complete preclinical development and file an Investigational New Drug
          (IND) application for KS119.
     o    Continue to build the Company's preclinical pipeline of anticancer agents.
     o    Add to the Company's capital base, either through financing or partnering.

CLORETAZINE(TM) (VNP40101M)

The Company continues to finalize the protocol for a Phase III trial of
CLORETAZINE(TM) (VNP40101M) in combination with Ara-C (cytarabine) in relapsed acute myelogenous leukemia (AML). Discussions with the U.S. Food and Drug
Administration ("FDA") related to this trial are ongoing and at this time are focused primarily on the use of either

an adaptive randomization design or a more traditional randomization approach in its statistical considerations. The Company plans to start this pivotal trial in the first quarter of 2005.

The Company announced the acceptance of two CLORETAZINE(TM) (VNP40101M)
publications at the 6th International Symposium and Expert Workshop on Leukemia,
March 16-19, 2005 in Amsterdam, The Netherlands.

Preliminary data from the ongoing Phase II study of CLORETAZINE(TM) (VNP40101M)
will be provided in an oral presentation by Dr. Norbert Vey, head of the
Leukemia Program, Department of Hematology, Institut Paoli-Calmettes, Marseille,
France on March 19.

Dr. Vey remarked, "The preliminary results of the Phase II study of
CLORETAZINE(TM) (VNP40101M) as a single agent to be presented at the Amsterdam meeting confirm the anti-leukemic activity of the drug in patients with poor-risk AML or MDS. These data support the investigation of the combination of
CLORETAZINE(TM) (VNP40101M) with conventional anti-leukemic drugs such as cytarabine or anthracyclines."

Data will also be presented at the meeting from the completed Phase I study of
CLORETAZINE(TM) (VNP40101M) and Ara-C in a poster presentation by Dr. Francis
Giles, Chief, Section of Developmental Therapeutics, Department of Leukemia,
M.D. Anderson Cancer Center.

Dr. Giles said, "We are very pleased to present the final results detailing the significant activity of this regimen which is the investigational arm on the impending Phase III randomized study."

TRIAPINE(R)

The ongoing Phase II trial of Triapine(R) in combination with gemcitabine in pancreatic cancer will continue to accrue patients after a change in Triapine(R)
dose levels. In this trial, a 24-hour infusion of Triapine(R) precedes treatment with gemcitabine. After evaluation of the first cohort of patients, the Company has decided to reduce Triapine(R) dose while maintaining the 24-hour duration of infusion.

In addition, the Company is planning to initiate its own Phase I trial of the oral formulation of Triapine(R). This trial will evaluate a different dosing schedule and complement another Phase I trial of the oral formulation to be sponsored by the National Cancer Institute (NCI). Both trials are expected to commence in 2005. Several additional Phase I and Phase II trials sponsored by the NCI of the intravenous formulation of Triapine(R) are already underway.

KS119

The Company continues to conduct preclinical development of KS119, its lead preclinical compound. The Company plans to file an IND application for this compound in late 2005.

HETEROCYCLIC HYDRAZONES

The Company continues to pursue preclinical evaluation of these compounds and will make a decision as to whether to exercise its option to enter into an exclusive license agreement for these compounds in April 2005.

TAPET(R)

The Company continues to pursue development partners for its TAPET(R)
technology.

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in Phase II clinical trials: CLORETAZINE(TM)
(VNP40101M), a unique sulfonylhydrazine alkylating agent, and Triapine(R), a potent inhibitor of a key step in DNA synthesis. In preclinical studies, Vion is also evaluating KS119, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company is also known for developing
TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at
www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K/A for the year ended
December 31, 2003. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.